Exhibit 99.A6(2)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PDR SERVICES LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of PDR Services LLC, a Delaware limited liability company (the “Company”), is entered into by NYSE MKT, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”) and is effective as of the 23rd day of January, 2013.

The following are the terms of the Company’s Amended and Restated Limited Liability Company Agreement:

ARTICLE I – CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Limited Liability Company Act of the State of Delaware, 6 Del. C. § 18-101, et seq., and any successor statute, as amended from time to time.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended and/or restated from time to time.

“Capital Contribution” means the amount of money and the value of any property other than money, as determined by the Member, contributed to the Company by the Member.

“Member” means the Person executing this Agreement as the Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company.

“Membership Interest” shall mean the interest of the Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Member granted by this Agreement or the Act.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give or otherwise dispose of.

ARTICLE II – ORGANIZATION

2.1.    Formation; Term.    The Company was formed as AX Services LLC on April 6, 1998 (the “Formation Date”) as a Delaware limited liability company pursuant to the provisions of the Act, by the filing for record of a certificate of formation with respect thereto (the “Certificate or Formation”) with the Office of the Secretary of State of the State of Delaware. The rights and liabilities of the Member are as provided in the Act, except as herein otherwise expressly provided. The term of the Company commenced on the Formation Date and shall continue in full force and effect until the Company is dissolved in accordance with the Act or at the election of the Member.

2.2.    Name.    The name of the Company was AX Services LLC. The name of the Company is “PDR Services LLC”. All Company business must be conducted under that name or such other names that comply with applicable law as the Member may select from time to time.

2.3.    Registered Agent; Registered Office; Principal Office; Other Offices.    The Company maintains and shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at 11 Wall Street, New York, New York, 10005 or such other place as the Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate from time to time.

2.4.    Purpose.    The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.5.    Liability to Third Parties.    The Member shall not be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was insolvent or rendered insolvent by virtue of the distribution.

ARTICLE III – AUTHORIZED PERSON

David Kurzweil, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Formation with the Office of the Secretary of State of the State of Delaware on the Formation Date. Upon the filing of the Certificate of Formation with the Delaware Secretary of State, his powers as an “authorized person” ceased, and the Member (or its predecessor) thereupon became a designated “authorized person” and continues as a designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments thereto and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

ARTICLE IV – THE MEMBER; CAPITAL CONTRIBUTIONS

4.1.    The Member; Initial Capital Contribution.    The Member (or its predecessor) executed the original Limited Liability Company Agreement of the Company as of the Formation Date and was thereby admitted to the Company as a Member. The Member has been the sole member of the Company as of the Formation Date and has a one hundred percent (100%) limited liability company interest in the Company. The Member has made an initial Capital Contribution to the Company as set forth in the books and records of the Company.

4.2.    Additional Members; Additional Capital Contributions.    The Member may not admit additional members to the Company unless and until this Agreement is amended and restated or another limited liability company agreement which supersedes this Agreement is entered into between the Member and such new member(s). The Member shall not be obligated to make any additional Capital Contributions to the Company.

ARTICLE V – ALLOCATIONS AND DISTRIBUTIONS

All profits and losses of the Company shall be allocated to the Member. Distributions of cash or property shall be made from the Company to the Member at such times as the Member may determine, subject to the Act and applicable law.

ARTICLE VI – MANAGEMENT

6.1.    Management of the Company.

(a)    The powers of the Company shall be exercised exclusively by or under the exclusive authority of, and the business and affairs of the Company shall be managed under the exclusive direction and control of, the Member. The Member shall always retain the authority to make management decisions notwithstanding any delegation of duties by the Member to any manager, officer, employee or agent. The Member may, but shall not be required to, designate one or more managers, officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Member.

(b)    The Member shall have the authority to act for and bind the Company and any person dealing with the Company shall be entitled to rely upon the Member’s authority to act without further inquiry. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.

6.2.    Officers.    The Member may designate employees of the Company or such other individuals as officers of the Company (the “Officers”) as it shall deem necessary or desirable to carry on the business of the Company. The Officers are not “managers” (within the meaning of the Act) of the Company, but the Member may delegate to such Officers such power and the authority as the Member deems advisable. Any Officer may be removed as an Officer by the Member, with or without cause; provided, however, that any such removal shall not affect such Officer’s rights under his or her employment agreement with the Member or the Company, if any. Unless the Member shall specifically authorize otherwise, each of the Officers of the Company, acting individually, shall have the right, power and authority (i) to supervise, control and the transact the day-to-day business and affairs of the Company, (ii) to act for or on behalf of the Company, (iii) to bind the Company, and (iv) to execute in the name of the Company and on behalf of the Company any contracts, deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Member has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by the Member to some other officer or agent of the Company. Any Officer may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Member or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Member. Any Officer may be removed by the Member with or without cause at any time, subject to the terms of their respective employment agreements with the Member or the Company, if any. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Member.

6.3.    Liability of Parties.    The Member (and its members, managers, directors, officers, employees and agents (collectively, the “Representatives”)) shall not be liable to the Company for (i) the performance of, or the omission to perform, any act or duty on behalf of the Company if, in good faith, such Person determined that such conduct was in the best interests of the Company and such conduct did not constitute fraud, gross negligence or reckless or intentional misconduct, (ii) the termination of the Company and this Agreement pursuant to the terms hereof, and (iii) the performance of, or the omission to perform, any act on behalf of the Company in good faith reliance on advice of legal counsel, accountants or other professional advisors to the Company.

6.4.    Indemnification.    The Company, its receiver or its trustee shall indemnify, defend and hold the Member (and its Representatives) harmless from and against any expense, loss, damage or liability incurred or connected with, or any claim, suit, demand, loss, judgment, liability, cost or expense (including reasonable attorneys’ fees) arising from or related to, the Company or any act or omission of such Person on behalf of the Company, and amounts paid in settlement of any of the foregoing, provided that the same were not the result of fraud, gross negligence, or reckless or intentional misconduct on the part of the Person against whom a claim is asserted. The Company may advance to any indemnified Person the costs of defending any claim, suit or action against such Person if the Person undertakes to repay the funds advanced, with interest, if the Person is not entitled to indemnification under this Section 6.4. Any indemnity under this Section 6.4 shall be provided out of and to the extent of the Company assets only, and no Member shall have personal liability on account thereof.

6.5.    Conflicts of Interest.    The Member, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company the right to participate therein. The Company may transact business with the Member or a party related to the Member.

ARTICLE VII – TRANSFER

7.1.    Transfer.

(a)    The Member may Transfer its interest in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Member granted by this Agreement or the Act, either voluntarily or involuntarily by operation of law.

(b)    Upon the assignment by a Member of its entire Membership Interest, the transferee shall be admitted to the Company as a Member without further action (and all references in this Agreement to the “Member” shall thereafter refer to the transferee). The Member and the transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such assignment and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this ARTICLE VII).

(c)    A Transfer (other than as a pledge, security interest or other lien) of part of the Member’s Membership Interest that results in the Company having more than one Member shall not be effective unless and until another operating agreement is entered into between or among all of the persons who would be Members, including the existing Member.

7.2.    Effect of Disposition.    Following any permitted Transfer of the Member’s entire Membership Interest (other than a Transfer as a pledge or security interest), the Member shall cease to be a Member of the Company and shall have no further rights as a Member of the Company.

ARTICLE VIII – DISSOLUTION AND LIQUIDATION

8.1.    Dissolution.    The Company shall be automatically dissolved and its affairs shall be wound up on the first to occur of the following: (a) at any time upon the written consent of the Member; or (b) ninety (90) days after the date upon which the Company has no Member, unless within that ninety (90) day period a Member has been admitted to the Company pursuant to the Act.

8.2.    Liquidation.

(a)    Upon a dissolution of the Company requiring the winding-up of its affairs, the Member shall wind up the Company’s affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Member.

(b)    The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 8.2(c) shall be distributed to the Member.

(c)    The Member may withhold from distribution under this ARTICLE VIII such reserves which are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this ARTICLE VIII. The unused portion of any reserve shall be distributed (with any interest earned thereon) pursuant to this ARTICLE VIII after the Member shall have determined that the need therefor shall have ceased.

(d)    If there is no Member at the time of the winding up of the affairs of the Company under this ARTICLE VIII, all references to “Member” herein shall be deemed to be references to a liquidating trustee (the “Liquidating Trustee”) selected by the personal representative, successor or assignee of the Member. The Liquidating Trustee shall be subject to the benefits of Sections 6.3 and 6.4 as if the Liquidating Trustee was the Member.

ARTICLE IX – GENERAL PROVISIONS

9.1.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE.

9.2.    Entire Agreement.    This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Member and the Company with respect to the Membership Interest and constitute the sole and only agreement between the Member and the Company with respect to the Membership Interest.

9.3.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and the Member and its successors and assigns.

9.4.    Headings.    All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

9.5.    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby. Neither the failure of nor any delay on the part of any party hereto in exercising any right, power or privilege hereunder shall preclude other or further exercise thereof; nor shall any waiver of any right, power, privilege or default hereunder constitute a waiver of any right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision.

9.6.    Notice.    Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile or e-mail of a portable document format (PDF) file or a tagged image file format (TIF) file) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at its address specified in the Company’s books and records.

9.7.    Remedies.    The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

9.8.    Membership Interests Certificates.    The Company is hereby authorized, but is not required, to issue certificates representing the ownership of Membership Interests in the Company in accordance with the Act.

9.9.    Pledge of Membership Interests.

(a)    Notwithstanding anything in this Agreement to the contrary, the Member shall have the right to pledge and grant a security interest in its Membership Interest as security for financing or other obligations of the Company.

(b)    Pursuant to Delaware Uniform Commercial Code §8-103(c), all Membership Interests in the Company shall be considered securities governed by Article 8 of the Delaware Uniform Commercial Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date and year first aforesaid.

SOLE MEMBER:

NYSE MKT, LLC

By:	/s/ Joseph Mecane
Name: Joseph Mecane
Title: President and Chief Executive Officer